Exhibit
                                   ITEM 22-11

                        Oil and Gas Properties Apraisal
                        -------------------------------

                                  PREPARED FOR

                             POWERSOURCE CORPORATION

                               Date: Feb. 17, 1999

         APPRAISAL COMPILATION REPORT AND SUMMARY OF PRODUCTION ANALYSIS
                  ROSEWOOD SYSTEM - MUHLENBERG COUNTY, KENTUCKY

Geological and Engineering reports supplied by independent consultants advise PowerSource Corporation ("PS") that the remaining reserves in the Rosewood Field of Muhlenberg County, Kentucky totals 2,497,987 mcf of natural gas. In addition the Geologist Reports indicate that developmental walls should be drilled on a 900-acre block adjacent to existing production wells.

PS has prepared a production analysis whereby its proposed extraction of these reserves will be completed in the following manner.

Presently PS owns  thirty-nine  (39)  production  wells in this field along with
36.2 miles of various sized pipeline and related facilities.

PS's plan for extraction of the Rosewood reserves will be as follows:

Currently the 39 wells average yearly production of 49,115 MCF, however, starting in 1998 PS proposes drilling additional wells on the 900-acre leasehold estate referred to in the geological report. The initially proposed five (5) wells will cost approximately $30,000, (Historically well costs for Rosewood drilling average $20,000) each. ($150,000 collectively) The subject McGhee well reported initial production of 63 MCFD, therefore it is assumed that newly drilled wells on this leasehold will average 50+ MCFD. As such, PS feels that overall production in 1999 will be increased by 75,000 yearly, resulting in a projected total of 117,000 yearly. The cost to connect these newly drilled wells into the existing facilities is calculated by installing 5000'of 2" gathering system at a total cost of $1,82 per foot. (2" pipe @ $.57 per foot; Construction @ $1.00 per foot; Easements @ $.25 per foot). Therefore, a total of $9,100 was applied towards pipeline capital costs per year since 1993 (excepting through the years 1997-98). Further PS proposes to drill and complete five (5) additional wells during 1999 on the same leasehold estate, which likewise will account for the increased production, well related, and pipeline related costs, during 1999 through 2001.

Operational costs and future capital well and pipeline costs are calculated based on the following;

     1) Operational Costs - Chart Calibration is determined to cost $1,056 per year; Casual Labor is calculated by payment of one person $350 per week; Accounting & check distribution is calculated at $250 per month, and; a 7.5% contingency should be added for unforeseen difficulties.

     2) Future Capital Well costs - PS should appropriate $4,500 for well workovers where applicable in 1999 and 2,000, it does not expect additional costs until 2001, when $9,000 would be appropriated due to the increased number of total wells.

Beginning in 1999, PS suggests appropriation of $9,500 for workover well costs in every other year until depletion;

     3) Future Capitol Pipeline Costs - Beginning in 1999 and in every other year after PS suggests appropriations of $1,000 for unknown expenses.

     Additional Rosewood Proposals:

     1) PS has provided data from Mr. Louis Jackson, Petroleum Engineer/Geologist to prepare a report concerning the viability of changing the Rosewood from delivery status to that of storage. Mr. Jackson was the operations Manager for Texas Gas Transmission's Midland Storage Field while employed with TGT. Initially, PS has been informed that such a change would not be very complicated nor costly. Nevertheless, the entire area of production has delivered over 600 mmcf in gas. According to this geological data considerable reserves remain which would be more than suitable as a buffer for stored gas. Gas storage is operated in similar fashion to above ground storage units, wherein certain volumes of gas are stored for various clients while the company commands a fee for storage, input, output and maintenance fees. However, another option is for the Company to purchase all gas for storage at lesser summer time prices and then sell its supplies during increased wintertime prices. This option is done on a 180 day Input - 185 day Output basis. The system is designed for delivery capacity of up to 5000 mcfd although compression would require changing to "gear up" for this type of program.

The gas margin price between summer and winter fluctuated historically on an average basis. Therefore, during input periods the average price was 61.46 and output averaged $1.97. If the Company were able to store 500 mmcf over 180 days by paying a total of $730,000 it would sell 500 mmcf over the next 182 days at an average price of $1.97 for a total of $985,000, showing a gross profit of $255,000.

     2) A total of 14 wells were drilled in the Rosewood Field by drilling to the top of the Bethel Formation with an air rig then pulling off and "tailing in" the well with a work over rig - sometimes only penetrating 5-6 feet of the productive reservoir. PS has requested that we prepare a report exploring the viability of deepening these wells to help produce the remaining reserves and also to increase flow rates. In: any event should PS decide to convert Rosewood to storage deepening procedures will be necessary. Provided the report is favorable, PS proposes to deepen one of the lesser productive Bethel walls and then shoot the well with impact explosives to determine if these activities enhance production before continuing the program. The anticipated per well cost for this program will be about $2,500.

Guidelines, Evaluation Criteria, and Background Information.

All methodology in calculation of the enclosed gas reserve estimates and evaluations were done within accepted industry practice. Reference material for calculating the reserve studies were done from actual Liberty National Corporation and American Gas Corporation company records, independent engineers and geologists reports or their derivatives.

     Some extrapolation of early (pre-Liberty National ownership) production history was accomplished on all fields studied by comparing decline histories.

     Correspondence with Illya Bond of PowerSource Corporation and Liberty National Corporation and Gim Cody of Tidewater Compression were invaluable to this study and enhanced the precision of the final gas reserve estimates.

     Additional background about the production history and problems of the South Hill field was possible through examination of correspondence with Reggie Shanks, geologist, employed by the Texas Gas Transmission Corporation.

     The guidelines used to determine the value of proven undeveloped gas reserves in the ground are valued at one third of the last gas purchased at that particular regional wellhead price. Potential gas reserves were used in the Tanyard field to value the undrilled portion of that 2,000 plus acre lease. This was done with 15% of the projected Volume and one-third of the last wellhead price when gas was purchased.

     A recovery factor of 75% was used on all gas field estimates of this report. The landowner royalty and overriding royalty was subtracted from the reserve estimates, which were 12.5 % for all fields except Tanyard; which was 20%.

     This report reflects the fair market value of the gas reserves and potential gas reserves, Surface equipment, downhole equipment, pipelines, or physical inventory.

     As with any estimates, error is involved, but by practical experience these values are all justified and reasonable. Each field was researched through: the well records library of the Kentucky Geological Survey. The fields by reservoir were mapped individually.

     This report is prepared for PowerSource Corporation on Projects owned by PowerSource Corporation ( formerly American Gas Corporation) in Kentucky. The reserves are summarized as Proven, Probable and Potential. For this Report, Proven Reserves are determined from reports furnished by PowerSource. Probable Reserves were determined where leases have similar reservoir characteristics and wells producing from the same formations are located outside the leased acreage. The Devonian Shale formation is a blanket formation that extends over the entire state. Both proven and probable reserves for the Devonian were calculated form data gathered by the Gas Research Institute in reports prepared to inventory and evaluate the gas potential of the Devonian Shale.

     The reserves as listed represent the best information available. It depicts the personal opinion of the writer using a knowledge of oil and gas geology of Kentucky in general. All estimates are made assuming full development of the acreage position. Practical and prudent engineering practices and well completions are also assumed. Production to full depletion of the reservoirs is also assumed.

         /s/ Rudy Terrazas                                     Date: 02/17/99
         -----------------
         Rudy Terrazas
         Consulting Petroleum Engineer
         Two Flags International, Inc.
         17325 Hwy 173, Hesperia, CA  92445
         (760) 389-2246/ FAX : (760)-389-2246

                                   Disclaimer


     No  losses   financial  or  otherwise  to   PowerSource   Corporation,   is
attributable to the author of this report.

     No losses financial or otherwise to any investor, stockholder, or employee of the aforementioned companies is attributable to the author of this report.

     The writer of this report has no affiliation with the Company other than as an independent third party completing gas reserve estimates and appraisal estimates. The writer does not work as an employee, own stock or receive any financial benefits other than the fee for this report from PowerSource Corporation.


Sincerely,




/s/ Rudy Terrazas
-----------------
                                                       DATE: 02/17/99
Rudy Terrazas
Consulting Petroleum Engineer
Two Flags International, Co.
17325 Hwy. 173
Hesperia, CA  92345
Tel: 760-389-2246  Fax 760-389-2343
Author of this Report

                      Gas Reserve Estimate, Rosewood System
                Rosewood Field Area, Mulenberg Country, Kentucky

The Rosewood System is composed of several different gas reservoirs all within an area with a radius of 7 miles in Southern Muhlenberg County, Kentucky. Many of these wells were productive since 1982, but most were drilled during the 1988's to 1990's time period by Liberty National Corporation. These fields are hampered by compressor problems and adequate day to day field maintenance and upkeep. These problems are not insurmountable, these fields offer a good return upon refurbishment and should provide an adequate return upon refurbishment and should provide an adequate return on investment once capital costs are evaluated and monitored during the remaining life of this field (fields).

Gas production with field location, recoverable gas reserves, and current value:

14, 15-H-30: Hardinaburg Sandstone:                   61,317 mcf or $   40,469
16,17-H-30   Jackson Sandstone Production:            66,182 mcf or $   43,680
16,17,18-H-30: Hardinsburg Sandstone Production:     159,754 mcf or $  105,438
22,24,24-H-29: Hardinsburg Sandstone:                676,533 mcf or $  446,511
22-H-29:  Jackson Sandstone Production:               44,225 mcf or $   29,188
24-H-29:  Jackson Sandstone Production:               29,392 mcf or $   19,399
17-H-29:  Tar Springs Sandstone Production:            2,284 mcf or $    1,507
7-G-30:  Jackson Sandstone Production:               136,530 mcf or $   90,110
8,9-G-29:  Bethel Sandstone Production:               47,986 mcf or $   31,071

        Rosewood System, Rosewood Field Area, Muhlenberg Country Kentucky
        -----------------------------------------------------------------

Gas production with field location, recoverable gas reserves, and current value:
3-G-29:  Renault Limestone Production:                  2,250 mcf or $4,500
13-G-29:  Jackson Sandstone Production (shut-in):      13,968 mcf or $9,218
6-G-9:     McClosky Limestone Production:              15,928 mcf or $10,512
5,6-G-29: Jackson Sandstone Production:                85,592 mcf or $56,490

Gas reserves recoverable (proven undeveloped):                1,339,691 mcf
Gas reserves produced to date:                                 - 408'959 mcf

Gas reserves recoverable remaining:                             930,732 mcf
Value gas reserves recoverable:                                 $614,283

Value of last purchase price for gas for which these reserves are based is $2.00 per mcf.

            ROSEWOOD GAS PRESSURE FIELD - MUHLENBERG COUNTY, KENTUCKY
            ---------------------------------------------------------

The pressure differences from original pressure to the date of production reservoir pressure was used to estimate the proven reserves which were 2,787,790 MCF. Since the above estimate was made 289,803 MCF. Since the above estimate was made 289,803 MCF had been produced through May 1, 1992 leaving 2,497,987 MCF recovery. The last sale of gas on May 1, 1995 was $1.57 per MCF.
Proven Reserve; as valued as follows:

2,497,987 MCF x .75 recovery = 1,873,490 MCF less royalty  .125=1,639,304  MCF x
$1.57/3=$857,902.37

SUMMARY OF RESERVE VALUES
$857,902.37

                                   PIPELINES

PowerSource Corporation owns a total of 301,870" of various sized pipelines. The following figures represent the fair market value of these pipelines and miscellaneous facilities as of the date of this report.

PRODUCT           TOTAL FOOTAGE             VALUE PER FOOT             TOTAL

2" Pipe              161,350                   $0.57                 $91,969.50
3" Pipe               58,780                   $1.12                  65,833.60
4" Pipe               81,740                   $1.73                 141,410.20
Connection
Equipment, Transitions, all sizes,
Poly, Tees, Ells, Reducers, etc.                                      36,280.00

TOTAL                                                                $335,493.20



                       PIPELINE EASEMENTS & RIGHTS OF WAY



FIRST PARTY AND SECOND PARTY                RIGHT OF WAY                          COUNTY
                                            BOOK/PAGE
Ernest Abbott & Ruth Abbott                 Liberty Nat. Corp.   05/574           Butler
Joe C. Anderson & Clarcie                   Liberty Nat. Corp.   05/419           Butler
Anderson
Rex Anderson & Elaine Anderson              Liberty Nat. Corp.   05/416           Butler
Carl Applin & Geneva Applin &
Anita Smith                                 Liberty Nat. Corp.   53/87            Butler
George Estill Brown & Gustava Brown         Liberty Nat. Corp.   05/34d           Butler
Otis Wayne Barrow & Debbie Barrow           Liberty Nat. Corp.   04/471           Butler
Pansy L. Benson, Etal                       Liberty Nat. Corp.   05/472           Butler
Clyde Boggess                               Liberty Nat. Corp.  390/611           Muhlenberg
Adron Brown & Ann L. Brown                  Liberty Nat. Corp.   05/246           Butler
Vane Brown & Murl Brown                     Liberty Nat. Corp.   05/461           Butler
Mary Ella Boggess-Widow, Etal               Liberty Nat. Corp.   391/25           Muhlenberg
Murray Whitson & Shirley Whitson            Liberty Nat. Corp.  389/706           Muhlenberg
Mable Bivins-vidow                          Liberty Nat. Corp.  390/152           Muhlenberg
John S. Brizendine & Thomas S.Brizendine    Liberty Nat. Corp.  389/406           Muhlenberg
Barbara Butler                              Liberty Nat. Corp.  387-208           Muhlenberg
William L. Martin & Margaret G. Martin      Liberty Nat. Corp.   05-281           Butler
Charles Cameron Childress                   Liberty Nat. Corp.   05/279           Butler
Charles Cameron Childress, Etal             Liberty Nat. Corp.   05/298           Butler
Kenneth R. Carver, Etal                     Liberty Nat. Corp.   389/633          Muhlenberg
Carl Kitchens & Erdina C.                   Liberty Nat. Corp.   05/291           Butler
Kitchens, Etal
Arthur or Nancy Chandler                    Liberty Nat. Corp.   389/349          Muhlenberg
Orthel & Christine Chandler                 Liberty Nat. Corp.   391/476          Muhlenberg
Joe Dale & Linda Cornett, Etal              Liberty Nat. Corp.   200/60           Clay
Kenneth L. Daugherty & Keith R.             Liberty Nat. Corp.   05/449           Butler
Daugherty
Habra Dixon & Oneda Dixon                   Liberty Nat. Corp.   389/637          Muhlenberg
Geraldine Johnson & Ben L.                  Liberty Nat. Corp.    05/392          Butler
Johnson
Leo Everett                                 Liberty Nat. Corp.   3897307          Muhlenberg
Sherman Carroll, Etal                       Liberty Nat. Corp.     95/25          Butler
Loyce Langdor Gray & Herbert                Liberty Nat. Corp.    72/586          Clay
Gray, Jr.
Gary D. Givens & Lana Jane Givens           Liberty Nat. Corp.     53/332         Butler
Molly Gidcumb & Mary C. Gidcumb             Liberty Nat. Corp.     05/379         Butler
Alton Sutton & Doris G. Sutton              Liberty Nat. Corp.     05/431         Butler
Marvin Givens & Ruth Givens                 Liberty Nat. Corp.     04/422         Butler
Charles M. Givens & Barbra Givens           Liberty Nat. Corp.     05/446         Butler
Denzil Givens & Lula Givens                 Liberty Nat. Corp.     05/452         Butler
Maudra Givens                               Liberty Nat. Corp.     05/455         Butler
Edwin Givens & Dollie Givens, Etal          Liberty Nat. Corp.     05/437         Butler
Margie Dean Givens & James Givens           Liberty Nat. Corp.     05/440         Butler
Saundra K. Givens aka Saundra K.            Liberty Nat. Corp.     05/351         Butler
Webster & Newel Givens
Mark Gardner & Patricia Gardner             Liberty Nat. Corp.    390/146         Muhlenberg
Ben Gardner & Billie Gardner                Liberty Nat. Corp.    390-149         Muhlenberg
Delora M. Gates                             Liberty Nat. Corp.    389-250         Muhlenberg
Thomas H. Hudnall & Marguerite              Liberty Nat. Corp.     05/374         Butler
Hudnall
M.A. Hawes Estate                           Liberty Nat. Corp.     05/469         Butler
Golden Hawkins, Etal                        Liberty Nat. Corp.     05/287         Butler
Jim, Jackson, & Patricia Jackson            Liberty Nat. Corp.    390/411         Muhlenberg
Jimmy Jackson & Patricia Jackson            Liberty Nat. Corp.    390/414         Muhlenberg
Chester Lee Jenkins                         Liberty Nat. Corp.     05/353         Butler
Gene Thomas Jones & Sue Nell                Liberty Nat. Corp.     390/34         Muhlenberg
Jones
J.B. Lewis & Sybil Lewis                    Liberty Nat. Corp.     200/62         Clay
Dwight David Lee                            Liberty Nat. Corp.     05/468         Butler
James I}. Lyons & Helma Lyons, Etal         Liberty Nat. Corp.     05/434         Butler
Harold E. Mayes & Wanetta Mayes             Liberty Nat. Corp.     390-97         Muhlenberg
Larry McKinney, Etal                        Liberty Nat. Corp.     05/239         Butler
Carile McKinney & Louvell                   Liberty Nat. Corp.     05/573         Butler
McKinney
Mae McKinney-Widow                          Liberty Nat. Corp.     05/571         Butler
Herman Moore, Jr. & Wanda Moore             Liberty Nat. Corp.     05/382         Butler
Bobby McGuver & Barbra McGuyer              Liberty Nat. Corp.     05/458         Butler
Ernest McElwain & Christobel                Liberty Nat. Corp.     390/501        Muhlenberg
McElwain
Jesse Penrod, Etal                          Liberty Nat. Corp.     05/366         Butler
William Pendley & Faye Pendley              Liberty Nat. Corp.     05/258         Butler
Dwight Pendley & Carlon V.                  Liberty Nat. Corp.     05/256         Butler
Pendley
Justus E. Pendley & Jeanette L.
Pendley                                     Liberty Nat. Corp.     05/570         Butler
Chester R. Pendley & Mary Ann
Pendley                                     Liberty Nat. Corp.     05/425         Butler
Chester R. Pendley & Mary Ann               Liberty Nat. Corp.     05/428         Butler
Michael S. Pendley
Gary & Nancy Persinger                      Liberty Nat. Corp.     389/411        Muhlenberg
Gilbert Pounds                              Liberty Nat. Corp.     387/180        Muhlenberg
F.K. Reyher & Emily Reyher                  Liberty Nat. Corp.     387/297        Muhlenberg
Wm. & Martha Rogers                         Liberty Nat. Corp.     389/427        Muhlenberg
Wm. & Martha Rogers                         Liberty Nat. Corp.     389/347        Muhlenberg
Dorothy Russell                             Liberty Nat. Corp.     390/229        Muhlenberg
Eugene Ralph Smith & Doris P. Smith         Liberty Nat. Corp.      53/158        Butler
Paul W. Southerland & Lena Cue              Liberty Nat. Corp.      53/196        Butler
Melvin & Grace Sweeney                      Liberty Nat. Corp.     389/415        Muhlenberg
Urie Duncan Stewart                         Liberty Nat. Corp       387/16        Muhlenberg
William Webster and Thelma Webster          Liberty Nat. Corp.       53/15        Butler
William Webster and Thelma Webster          Liberty Nat. Corp.       5/262        Butler
Christa J. Winn                             Liberty Nat. Corp.      387/12        Muhlenberg
Mae Lee Woodrum & Gene Woodrum              Liberty Nat. Corp.      53/200        Butler
Gene Woodrum & Estelene Woodrum             Liberty Nat. Corp.      53/192        Butler
Gertrude Woodrum                            Liberty Nat. Corp.     389/711        Muhlenberg
Larry R. Yonts & Dorothy N. Yonts           Liberty Nat. Corp.      85/609        Muhlenberg
Paul W. Southerland & Lena Sue              Liberty Nat. Corp.      05/360        Butler
Southerland
Tilson Oil & Gas Inc.                       Liberty Nat. Corp.     200/204        Clay
W. Glen Tinsley & Syble Tinsley             Liberty Nat. Corp.      05/572        Butler
William Webster & Thelma Webster            Liberty Nat. Corp.      05/262        Butler
Jessie Welborn,  etal.                      Liberty Nat. Corp.     390/223        Muhlenberg
Mae Lee Woodrum & Gene Woodrum              Liberty Nat. Corp.      05/363        Butler
Gene Woodrum & Estelene Woodrum             Liberty Nat. Corp.      05/355        Butler
Larry R. Yonts & Dorothy Yonts              Liberty Nat. Corp.     389/714        Muhlenberg
Larry R. Yonts & Dorothy Yonts              Liberty Nat. Corp.     389/254        Muhlenberg
Mamie Sweeney                               Liberty Nat. Corp.     389/248        Muhlenberg
Jerold K. Sweeney & Betty C.                Liberty Nat. Corp.     389/256        Muhlenberg
Sweeney


Total Easement footage for all pipelines:             301,870'
Total Valuation for Easements:                     $75,467.50

Note: Upon review of company files a value of $.25 was placed on easements per linear foot, therefore: 301,870' X $.25 = $ 75,467.50



                        POWERSOURCE CORPORATION INVENTORY


DESCRIPTION                             QUANTITY              LIST PRICE           EXTENDED PRICE

Ball Valves 2"                              68             $     13.00             $    884.00
Ball  Valves 2" (2,000 lbs)                  7             $    154.00             $  1,078.00
Ball Valves 2"  (1,000 lbs)                 21             $     35.00             $    735.00
Hammer Unions 2"                           111             $     27.00             $  2,997.00
Hammer Unions 2" (125 lbs)                  23             $     90.00             $  2,070.00
Hammer Unions 2" (2,000 lbs)                11             $    145.00             $  1,595.00
Hammer Unions 2" (1,000 lbs)                19             $    125.00             $  2,375.00
Check Valves 2"                             71             $     20.00             $  1,420.00
Cas Well Heads                              54             $    135.00             $  7,290.00
Casing 41,/2"                           11,200             $      1.50             $ 16,800.00
Packers various type                        17             $    300.00             $  5,100.00
Syphon 1"                               14,000             $       .40             $  5,600.00
Perrorating Joints                          20             $     15.00             $    300.00
Nipples 1x6                                162             $       .50             $     81.00
Ells 1"                                    208             $      1.75             $    364.00
Unions 2"                                   54             $      9.00             $    486.00
Ells 2"                                    182             $      7.25             $  1,319.50
Polish Rods                                  6             $     35.00             $    210.00
Linners                                      6             $     45.00             $    270.00
Down Hole Pump                               6             $    300.00             $  1,800.00
Anchors                                      6             $     20.00             $    120.00
Stuffing Boxes                               6             $     30.00             $    180.00
Ball Valves 3" (1,000 lbs.)                  9             $    285.00             $  2,565.00
Ball Valves 3" (2,000 lbs.)                 11             $    499.00             $  5,489.00
Gate Valve 3"  (125 lb)                     30             $    223.00             $  6,690.00
Check Valves 3"                             21             $    158.00             $  3,318.00
Hammer Unions 3"                            17             $     72.00             $  1,224.00
Hammer Union 3" High Pres.                  12             $    180.00             $  2,160.00
Ball Valves 4" (1,000 lbs)                   7             $    365.00             $  2,555.00
Hammer Union 4"                             31             $    119.00             $  3,689.00
Gate Valves 4"                              11             $    496.00             $  5,456.00
Kimray 2" threaded                           9             $    145.00             $  1,305.00
Kimray 3" threaded                           5             $    285.00             $  1,425.00
Kimray 3" flanged                            5             $    238.00             $  1,190.00
Gas Separator                                1             $  2,500.00             $  2,500.00
Gas Separator w/automatic dump               2             $  3.200.00             $  6,400.00
1 x 6" Manifolds                             4             $    100.00             $    400.00
Flanged Inlets 3"                            7             $     18.00             $    126.00
Threaded Inlets 3"                           3             $      7.00             $     21.00
Threaded Outlets 3"                          3             $      7.00             $     21.00
Double Flanged Manifold                      6             $    170.00             $  1,020.00
7" Drip                                     11             $     90.00             $    990.00
5 bbl Tank                                   1             $     75.00             $     75.00
Water Separator                              2             $    450.00             $    900.00
Well Drips                                  54             $     50.00             $  2,700.00
Pump Jacks 2000 lb                           2             $    900.00             $  1,800.00
1000 lb Pump Jacks                           7             $    600.00             $  4,200.00
3 hp Electric Motor                          1             $     65.00             $     65.00
Well Meters w/runs                          43             $  1,250.00             $ 53,750.00
4" Manifolds                                 6             $     60.00             $    360.00
6" Coalescar Filter                          2             $    273.00             $    546.00
1" Line Drip                                14             $     15.00             $    210.00
Tank Battery/walkway 210 Bbl                 2             $    500.00             $  1,000.00
100 Bbl Tank Battery/walkway                 2             $    650.00             $  1,300.00
100 Bbl Tank                                 1             $    450.00             $    450.00
115 Bbl Tank                                 3             $    550.00             $  1,650.00
210 Bbl Tank                                 1             $    350.00             $    350.00
1000 gal lay down tank                       1             $    200.00             $    200.00
Gardner Denver 10 HP Compressor              1             $ 15,500.00             $ 15,500.00
Gardner Denver 7 HP Compressor               2             $  9,500.00             $ 19,000.00
Gardner Denver 7.5 HP Compressor             1             $ 10,000.00             $ 10,000.00
Latoka Dehydrator                            2             $  3,500.00             $  7,000.00
JA Model 50 HP Compressor                    1             $ 32,500.00             $ 32,500.00
Worthington 38 HP Compressor                 1             $ 17,500.00             $ 17,500.00

Total                                                      $272,674.00


                  PowerSource Corporation Financial Commitments


Company Commitments:

PowerSource Corporation has committed to invest approximately $100,000 on the Rosewood field, clean and repair the wells and pipeline, install a new compressor and reconnect to the Texas Gas Pipeline. The valuation of gas recovery is contingent upon the expenditure of the amount indicated above.

                               Valuation Analysis:

As of the date of this report I value the following Equipment, Pipelines, Rights of Way and Gas Reserves as follows:

Equipment         $  274,824.00
Pipelines         $  335,493.20
Rights of Way     $   75,467.50
Gas Reserves*     $  857,902.37

Total Valuation   $ 1,543,687.07

* (See "Commitment by PowerSource" above.)